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                    Securities and Exchange Commission

                         Washington, D.C.  20549


                               Schedule 13G


                Under the Securities Exchange Act of 1934

                          Rohm and Haas Company
                   ------------------------------------
                             (Name of Issuer)

                               Common Stock
                   ------------------------------------
                      (Title of Class of Securities)

                               775371-10-7
                   ------------------------------------
                              (CUSIP Number)

                              June 21, 1999
                   ------------------------------------
                   (Date of Event which Requires Filing
                            of this Statement)



    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    /   /   13d-1(b)
    / X /   13d-1(c)
    /   /   13d-1(d)

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NUMBER: 775371-10-7                                 PAGE 2 OF 6 PAGES

- ---------------------------------------------------------------------------
1)  Names of Reporting Persons; I.R.S. Identification Nos. (entities only)

    Otto Haas Charitable Trust dated September 28, 1956
- ---------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a) _____
    (b) _____
- ---------------------------------------------------------------------------
3)  SEC Use Only
- ---------------------------------------------------------------------------
4)  Citizenship or Place of Organization                       Pennsylvania
- ---------------------------------------------------------------------------
   Number of   5) Sole Voting Power                              21,670,560
    Shares     ------------------------------------------------------------
 Beneficially
   Owned by    6) Shared Voting Power                                     0
Each Reporting ------------------------------------------------------------
 Person With
               7) Sole Dispositive Power                         21,670,560
               ------------------------------------------------------------

               8) Shared Dispositive Power                                0
- ---------------------------------------------------------------------------
9)  Aggregate Amount Beneficially
    Owned by Each Reporting Person                               21,670,560
- ---------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions)                        /   /
- ---------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9)                10.13%
- ---------------------------------------------------------------------------
12) Type of Reporting Persons (See Instructions)                         OO
- ---------------------------------------------------------------------------

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CUSIP NUMBER: 775371-10-7                                 PAGE 3 OF 6 PAGES

ITEM 1.

        (a) Name of issuer:

            Rohm and Haas Company
            ---------------------------------------------------------------

        (b) Address of issuer's principal executive offices:

            100 Independence Mall West
            Philadelphia, Pennsylvania 19106
            ---------------------------------------------------------------


ITEM 2.

        (a) Name of person filing:

            Otto Haas Charitable Trust dated September 28, 1956
            ---------------------------------------------------------------


        (b) Address of principal business office or, if none, residence:

            c/o John C. Haas, Trustee
            100 Independence Mall West
            Philadelphia, Pennsylvania 19106
            ---------------------------------------------------------------


        (c) Citizenship:

            N/A
            ---------------------------------------------------------------


        (d) Title of class of securities:

            Common Stock
            ---------------------------------------------------------------


        (e) CUSIP Number:

            775371-10-7
            ---------------------------------------------------------------


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CUSIP NUMBER: 775371-10-7                                 PAGE 4 OF 6 PAGES



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable

ITEM 4.     OWNERSHIP.

        (a) Amount beneficially owned:

            21,670,560
            ---------------------------------------------------------------


        (b) Percent of class:

            10.13%
            ---------------------------------------------------------------

            Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:
                  21,670,560
                  ---------------------------------------------------------

            (ii)  Shared power to vote or to direct the vote:
                  0
                  ---------------------------------------------------------

            (iii) Sole power to dispose or to direct the disposition of:
                  21,670,560
                  ---------------------------------------------------------

            (iv)  Shared power to dispose or to direct the disposition of:
                  0
                  ---------------------------------------------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not applicable
            ---------------------------------------------------------------


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable
            ---------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY:

            Not applicable
            ---------------------------------------------------------------

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CUSIP NUMBER: 775371-10-7                                 PAGE 5 OF 6 PAGES



ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable
            ---------------------------------------------------------------


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable
            ---------------------------------------------------------------


ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NUMBER: 775371-10-7                                 PAGE 6 OF 6 PAGES

                                SIGNATURES
                                ----------

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement on Schedule 13G is true, complete and correct as of the date hereof.

Dated: September 30, 1999

                                OTTO HAAS CHARITABLE TRUST
                                   DATED SEPTEMBER 28, 1956

                                By: /s/ John C. Haas
                                    ---------------------------------------
                                            John C. Haas, Trustee

                                By: /s/ John O. Haas
                                    ---------------------------------------
                                            John O. Haas, Trustee

                                By: /s/ William D. Haas
                                    ---------------------------------------
                                           William D. Haas, Trustee

                                By: /s/ Thomas W. Haas
                                    ---------------------------------------
                                           Thomas W. Haas, Trustee